EXHIBIT 4(c)

FIRST AMENDMENT TO RIGHTS AGREEMENT

     This First Amendment (the “Amendment”), dated and effective as of February 27, 2004 and executed among Regent Communications, Inc., a Delaware corporation, (the “Company”), Fifth Third Bank, an Ohio banking corporation (“Fifth Third”) and Computershare Investor Services, LLC (“Computershare”), a Delaware limited liability company, hereby amends the Rights Agreement between the Company and Fifth Third dated as of May 19, 2003 (the “Rights Agreement”).

W I T N E S S E T H

     WHEREAS, the Company and Fifth Third previously entered into the Rights Agreement, pursuant to which Fifth Third was appointed to serve as the Rights Agent; and

     WHEREAS, Fifth Third has submitted notice of its resignation as Rights Agent and the Company desires to accept such resignation and appoint Computershare as successor Rights Agent under the Rights Agreement, and

     WHEREAS, in connection with the resignation of Fifth Third as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Fifth Third and Computershare desire to amend the Rights Agreement in certain respects.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties agree as follows:

     Section 1. Resignation of Rights Agent. Fifth Third has resigned as Rights Agent under the Rights Agreement and the Company hereby accepts Fifth Third’s resignation.

     Section 2. Appointment of the Successor Rights Agent. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement and Computershare hereby accepts such appointment.

     Section 3. Waiver of Prior Written Notice. The Company, Fifth Third and Computershare each waive any requirements of prior written notice of a change of the Rights Agent under the Rights Agreement.

     Section 4. Amendment of Rights Agreement. The Rights Agreement shall be further amended as follows:

     (a) “Computershare Investor Services, LLC” shall be substituted throughout the Rights Agreement, Exhibits and other attachments for “Fifth Third Bank,” including substituting all abbreviations therefore.

     (b) Section 1(f) is hereby amended by deleting the definition of “Business Day” in its entirety and substituting the following definition:

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which the New York Stock Exchange is closed.

     (c) Section 21 of the Rights Agreement is hereby amended by deleting the fifth sentence of that section in its entirety and substituting the following sentence:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (i) a Person organized under the laws of the United States or a foreign jurisdiction and authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (ii) an Affiliate controlled by a Person described in clause (ii) above.”

     (d) Section 21 of the Rights Agreement is further hereby amended by adding to the seventh sentence of that section the phrase “if such appointment occurs on or after the Distribution Date,” before the phrase “mail a notice thereof in writing.”

     (e) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent by the Company and substituting in lieu therefor the following:

Computershare Investor Services, LLC
Two North LaSalle Street
Chicago, Illinois 60602
Attention: Relationship Manager

with a copy to:

Computershare Investor Services, LLC
Two North LaSalle Street
Chicago, Illinois 60602
Attention: Cindy Nisley

     (f) Section 32 shall be modified to reflect that all provisions regarding the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Illinois.

     Section 5. Continued Effectiveness. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Rights Agreement, as previously amended to the date hereof, shall remain in full force and effect in accordance with its terms.

     Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     Section 7. Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

     Section 8. Receipt of Notices. Each of the parties hereto agrees that this Amendment satisfies all notice requirements owed to each other pursuant to the terms of the Rights Agreement and that no further notices are required to any such party in order to effectuate the change in Rights Agent effectuated hereby.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

REGENT COMMUNICATIONS, INC.
By	/s/ Anthony A. Vasconcellos

Its	Its Senior Vice President and
Chief Financial Officer

FIFTH THIRD BANK
By	/s/ Geoffrey D. Anderson
Its	Its Assistant Vice President

COMPUTERSHARE INVESTOR SERVICES, LLC
By	/s/ Cynthia Nisley
Its	Its Director, R.M.